Exhibit 99.1

Arconic Reports Fourth Quarter 2021 and Full Year 2021 Results

Fourth Quarter 2021 Highlights

  Sales of $2.1 billion, up 46% year over year, up 13% from prior quarter
  Net loss of $38 million, or $0.36 per share, compared with net loss of $64 million, or $0.59 per share, in fourth quarter 2020. Fourth quarter 2021 includes an after-tax non-cash goodwill impairment charge of $65 million
  Adjusted EBITDA of $175 million, up 16% year over year and up 2% from prior quarter
  Repurchased approximately 1.8 million shares at a cost of approximately $55 million

Full Year 2021 Highlights

  Sales of $7.5 billion, up 32% year over year
  Net loss of $397 million, or $3.65 per share, compared with net loss of $109 million, or $1.00 per share, in 2020. Full-year 2021 includes after-tax non-cash charges for pension settlement related to partial annuitization of U.S. pension obligations of $423 million and goodwill impairment of $65 million
  Adjusted EBITDA of $712 million, up 15% year over year
  Repurchased approximately 4.9 million shares at a cost of approximately $161 million in first eight months of two-year $300 million authorization
  Reduced legacy pension, OPEB, and environmental net liabilities by approximately $700 million since separation and annual cash obligations by approximately $250 million going forward

PITTSBURGH--(BUSINESS WIRE)--February 18, 2022--Arconic Corporation (NYSE: ARNC) (“Arconic” or “the Company”) today reported fourth quarter 2021 and full year 2021 results.

Fourth Quarter 2021 Results

The Company reported revenue of $2.1 billion, up 13% from the prior quarter, due to higher aluminum prices and growth in packaging, industrial, and ground transportation volumes. The Company reported a net loss of $38 million, or $0.36 per share, in fourth quarter 2021 compared with a net loss of $64 million, or $0.59 per share, in fourth quarter 2020. The fourth quarter 2021 net loss includes an after-tax non-cash goodwill impairment charge of $65 million.

Fourth quarter 2021 Adjusted EBITDA was $175 million, up 16% year over year and up 2% sequentially, primarily due to strength in industrial and ground transportation markets and the ongoing ramp up of North American packaging volumes. Cash provided from operations was $96 million and capital expenditures were $61 million. At quarter-end, the cash balance was $335 million with total available liquidity of approximately $1.1 billion.

Full-Year 2021 Results

Revenues of $7.5 billion increased 32% from 2020 levels primarily due to higher aluminum prices and sales growth in industrial, packaging, and ground transportation markets. Net loss of $397 million, or $3.65 per share compared with a net loss of $109 million, or $1.00 per share, in 2020. The full-year 2021 net loss includes after-tax non-cash charges for pension settlement related to partial annuitization of U.S. pension obligations of $423 million and goodwill impairment of $65 million.

Full-year 2021 Adjusted EBITDA of $712 million increased 15% year over year. The improvement was driven by strength in key end markets, favorable product pricing, and ongoing productivity measures. Cash used for operations was $407 million and capital expenditures were $184 million.

Tim Myers, Chief Executive Officer, said, “We had a strong first full year in 2021, growing Adjusted EBITDA 15%, winning strategic long-term business in key markets, and strengthening our balance sheet with disciplined capital allocation measures. Throughout the year we took swift action to offset automotive market disruptions and aerospace industry weakness while navigating ongoing pandemic-related labor issues and rising costs. We continue to mitigate or pass through cost inflation and improve productivity to protect margins. At the same time, we are optimizing capital allocation and repurchased 4.9 million shares last year for approximately $161 million of our initial $300 million authorization.”

Mr. Myers continued, “While 2022 is starting with similar challenges, our end markets are strong and we expect to deliver another year of double-digit Adjusted EBITDA growth. We expect to grow organic revenue across all of our markets led by a ramp up in packaging volumes, aerospace market improvement, increased automotive demand, and improved pricing and demand for global industrial products. We also expect to generate approximately $250 million in free cash flow through lower legacy obligations, driving working capital improvements, and growing profitability. Looking beyond 2022, we have previously announced two organic growth initiatives in Lancaster and Davenport that represent the next phase of Adjusted EBITDA growth at strong rates of return.”

Fourth Quarter Segment Performance Revenue by Segment (in millions)

	Quarter ended
	December 31, 2021	December 31, 2020
Rolled Products	$1,790	$ 1,141
Building and Construction Systems	261	236
Extrusions	87	85

Adjusted EBITDA (in millions)

	Quarter ended
	December 31, 2021	December 31, 2020
Rolled Products	$162	$ 139
Building and Construction Systems	33	30
Extrusions	(9)	(4)
Subtotal	186	165
Corporate	(11)	(14)
Adjusted EBITDA	$ 175	$ 151

Outlook

The Company expects full-year 2022 revenue to be in a range of $9.9 billion to $10.3 billion (assuming LME aluminum price of $3,000/mt and Midwest Premium of $700/mt for the full year). Adjusted EBITDA for the full-year 2022 is expected to be in a range of $800 million to $850 million. Free cash flow for full-year 2022 is expected to be approximately $250 million.

Share Repurchase Program

The Company repurchased approximately 1.8 million shares in fourth quarter 2021 at an average price of $30.56 for a total of approximately $55 million. Since the start of the program in May 2021 through December 31, 2021, the Company repurchased approximately 4.9 million shares for a total of approximately $161 million toward the $300 million two-year authorization.

Arconic will hold its quarterly conference call at 10:00 AM Eastern Time on February 18, 2022, to present fourth quarter and full year 2021 financial results. The call will be webcast on the Arconic website. Call information and related details are available at www.arconic.com under “Investors.”

About Arconic

Arconic Corporation (NYSE: ARNC), headquartered in Pittsburgh, Pennsylvania, is a leading provider of aluminum sheet, plate, and extrusions, as well as innovative architectural products, that advance the ground transportation, aerospace, building and construction, industrial and packaging end markets. For more information: www.arconic.com.

Dissemination of Company Information

Arconic intends to make future announcements regarding Company developments and financial performance through its website at www.arconic.com.

Forward-Looking Statements

This release contains statements that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as "anticipates," "believes," "could," "estimates," "expects," "forecasts," "goal," "guidance," "intends," "may," "outlook," "plans," "projects," "seeks," "sees," "should," "targets," "will," "would," or other words of similar meaning. All statements that reflect Arconic’s expectations, assumptions, projections, beliefs or opinions about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements, relating to the condition of, or trends or developments in, the ground transportation, aerospace, building and construction, industrial, packaging and other end markets; Arconic’s future financial results, operating performance, working capital, cash flows, liquidity and financial position; cost savings and restructuring programs; Arconic's strategies, outlook, business and financial prospects; share repurchases; costs associated with pension and other post-retirement benefit plans; projected sources of cash flow; potential legal liability; the impact of inflationary price pressures; the impact of the COVID-19 pandemic; and the timing and levels of potential recovery from the COVID-19 pandemic within our end markets. These statements reflect beliefs and assumptions that are based on Arconic’s perception of historical trends, current conditions and expected future developments, as well as other factors Arconic believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks, uncertainties and changes in circumstances, many of which are beyond Arconic’s control. Such risks and uncertainties include, but are not limited to: (a) continuing uncertainty regarding the duration and impact of the COVID-19 pandemic on our business and the businesses of our customers and suppliers including labor shortages and increased quarantine rates; (b) deterioration in global economic and financial market conditions generally; (c) unfavorable changes in the end markets we serve; (d) the inability to achieve the level of revenue growth, cash generation, cost savings, benefits of our management of legacy liabilities, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated or targeted; (e) adverse changes in discount rates or investment returns on pension assets; (f) competition from new product offerings, disruptive technologies, industry consolidation or other developments; (g) the loss of significant customers or adverse changes in customers’ business or financial condition; (h) manufacturing difficulties or other issues that impact product performance, quality or safety; (i) the impact of pricing volatility in raw materials and inflationary pressures on our costs of production; (j) a significant downturn in the business or financial condition of a key supplier or other supply chain disruptions; (k) challenges to or infringements on our intellectual property rights; (l) the inability to successfully implement our re-entry into the U.S. packaging market or to realize the expected benefits of other strategic initiatives or projects; (m) the inability to identify or successfully respond to changing trends in our end markets; (n) the impact of potential cyber attacks and information technology or data security breaches; (o) geopolitical, economic, and regulatory risks relating to our global operations, including compliance with U.S. and foreign trade and tax laws, sanctions, embargoes and other regulations, and the potential for increased tensions between the United States and Russia resulting from the current situation involving Russia and the Ukraine; (p) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation and compliance matters; (q) restrictions imposed by authorities on the operation of our Samara, Russia facility; and (r) the other risk factors summarized in Arconic’s Form 10-K for the year ended December 31, 2021 and other reports filed with the U.S. Securities and Exchange Commission (SEC). The above list of factors is not exhaustive or necessarily in order of importance. Market projections are subject to the risks discussed above and in this release, and other risks in the market. The statements in this release are made as of the date of this release, even if subsequently made available by Arconic on its website or otherwise. Arconic disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Non-GAAP Financial Measures

Some of the information included in this release is derived from Arconic’s consolidated financial information but is not presented in Arconic’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these financial measures are considered “non-GAAP financial measures” under SEC rules. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to any measure of performance or financial condition as determined in accordance with GAAP, and investors should consider Arconic’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of Arconic. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the results or financial condition as reported under GAAP. Non-GAAP financial measures presented by Arconic may not be comparable to non-GAAP financial measures presented by other companies. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release. Arconic has not provided reconciliations of any forward-looking non-GAAP financial measures, such as adjusted EBITDA, free cash flow, and adjusted free cash flow, to the most directly comparable GAAP financial measures because such reconciliations are not available without unreasonable efforts due to the variability and complexity with respect to the charges and other components excluded from the non-GAAP measures, such as the effects of metal price lag, foreign currency movements, gains or losses on sales of assets, taxes, and any future restructuring or impairment charges. These reconciling items are in addition to the inherent variability already included in the GAAP measures, which includes, but is not limited to, price/mix and volume. Arconic believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

Arconic Corporation and subsidiaries Statement of Consolidated Operations (unaudited) (dollars in millions, except per-share amounts)

	Quarter ended
	December 31,	September 30,	December 31,
	2021	2021	2020
Sales	$2,138	$1,890	$1,462

Cost of goods sold (exclusive of expenses below)	1,899	1,676	1,248
Selling, general administrative, and other expenses	64	63	64
Research and development expenses	9	8	9
Provision for depreciation and amortization	67	61	60
Impairment of goodwill(1)	65	–	–
Restructuring and other charges(2)	12	14	127
Operating income (loss)	22	68	(46)

Interest expense	26	26	21
Other expenses, net(3)	15	15	1

(Loss) Income before income taxes	(19)	27	(68)
Provision (Benefit) for income taxes	19	11	(4)

Net (loss) income	(38)	16	(64)

Less: Net income attributable to noncontrolling interest	–	–	–

NET (LOSS) INCOME ATTRIBUTABLE TO ARCONIC CORPORATION	$(38)	$16	$(64)

EARNINGS PER SHARE ATTRIBUTABLE TO ARCONIC CORPORATION COMMON STOCKHOLDERS:
Basic:
Net (loss) income	$(0.36)	$0.15	$(0.59)
Weighted-average number of shares	106,262,953	108,677,887	109,152,402

Diluted:
Net (loss) income	$(0.36)	$0.15	$(0.59)
Weighted-average number of shares(4)	106,262,953	112,115,436	109,152,402

COMMON STOCK OUTSTANDING AT THE END OF THE PERIOD	105,326,885	107,097,586	109,205,226

(1)

In the quarter ended December 31, 2021, Arconic completed its annual review of goodwill for impairment for each of its three reporting units: Rolled Products, Building and Construction Systems, and Extrusions. The results of this review indicated that the carrying value of the Extrusions reporting unit’s goodwill was fully impaired. Accordingly, in the quarter ended December 31, 2021, the Company recognized an impairment charge of $65. This impairment was primarily driven by a combination of market-based factors, including delays in aerospace market improvement and significant cost inflation, resulting in increasingly limited margin expansion. The Company had not previously identified any triggering events during 2021 prior to the annual review.

(2)

In the quarters ended December 31, 2021 and September 30, 2021, Restructuring and other charges includes $11 and $5, respectively, related to the settlement of a portion of the Company’s U.S. defined benefit pension plan obligations as a result of elections by certain plan participants to receive lump-sum benefit payments. In the quarter ended December 31, 2020, Restructuring and other charges includes a $140 settlement charge related to the annuitization of a portion of the Company’s U.S. defined benefit pension plan obligation and a $25 benefit for contingent consideration received related to the October 2018 sale of the Texarkana (Texas) rolling mill.

(3)

In the quarter ended December 31, 2020, Other expenses, net includes a $20 benefit for the reversal of a liability previously established on April 1, 2020 related to a potential indemnification to Howmet Aerospace by Arconic for an outstanding income tax matter in Spain. In November 2020, Howmet Aerospace received a favorable ruling from Spain’s Supreme Court bringing a final conclusion to this matter as this decision may not be appealed any further. As no further income tax payment was required of Howmet Aerospace likewise Arconic no longer has a requirement to perform under the indemnification.

(4)

For periods in which the Company generates net income, the diluted weighted-average number of shares include common share equivalents associated with outstanding employee stock awards. For periods in which the Company generates a net loss, the diluted weighted-average number of shares does not include any common share equivalents as their effect is anti-dilutive.

Arconic Corporation and subsidiaries Statement of Consolidated Operations (unaudited), continued (dollars in millions, except per-share amounts)

	Year ended
	December 31,
	2021	2020(1)
Sales	$7,504	$5,675

Cost of goods sold (exclusive of expenses below)	6,573	4,862
Selling, general administrative, and other expenses	247	258
Research and development expenses	34	36
Provision for depreciation and amortization	253	251
Impairment of goodwill(2)	65	–
Restructuring and other charges(3)	624	188
Operating (loss) income	(292)	80

Interest expense	100	118
Other expenses, net(4)	67	70

Loss before income taxes	(459)	(108)
(Benefit) Provision for income taxes	(62)	1

Net loss	(397)	(109)

Less: Net income attributable to noncontrolling interest	–	–

NET LOSS ATTRIBUTABLE TO ARCONIC CORPORATION	$(397)	$(109)

EARNINGS PER SHARE ATTRIBUTABLE TO ARCONIC CORPORATION COMMON SHAREHOLDERS:
Basic:
Net loss	$(3.65)	$(1.00)
Weighted-average number of shares	108,692,910	109,073,652

Diluted:
Net loss	$(3.65)	$(1.00)
Weighted-average number of shares(5)	108,692,910	109,073,652

COMMON STOCK OUTSTANDING AT THE END OF THE PERIOD	105,326,885	109,205,226

(1)

Prior to April 1, 2020, Arconic’s financial statements were prepared on a carve-out basis, as the underlying operations of the Company were previously consolidated as part of Arconic’s former parent company’s financial statements. Accordingly, the Company’s results of operations for the first three months included in the year ended December 31, 2020 were prepared on such basis. The carve-out financial statements of Arconic are not necessarily indicative of the Company’s consolidated results of operations had it been a standalone company during the referenced period. See the Combined Financial Statements included in each of (i) Exhibit 99.1 to the Company’s Form 10 Registration Statement (filed on February 7, 2020), (ii) the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 (filed on March 30, 2020), and (iii) the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2020 (filed on May 18, 2020), for additional information.

(2)

In the quarter ended December 31, 2021, Arconic completed its annual review of goodwill for impairment for each of its three reporting units: Rolled Products, Building and Construction Systems, and Extrusions. The results of this review indicated that the carrying value of the Extrusions reporting unit’s goodwill was fully impaired. Accordingly, in the quarter ended December 31, 2021, the Company recognized an impairment charge of $65. This impairment was primarily driven by a combination of market-based factors, including delays in aerospace market improvement and significant cost inflation, resulting in increasingly limited margin expansion. The Company had not previously identified any triggering events during 2021 prior to the annual review.

(3)

In the year ended December 31, 2021, Restructuring and other charges includes $584 related to the settlement of a portion of the Company’s U.S. defined benefit pension plan obligations as a result of the purchase of a group annuity contract ($549) and elections by certain plan participants to receive lump-sum benefit payments ($35) (see footnote 5 to the Consolidated Balance Sheet included in this release). In the year ended December 31, 2020, Restructuring and other charges includes a $198 settlement charge related to the annuitizations of a portion of the Company’s U.S. and U.K. defined benefit pension plan obligations and a $25 benefit for contingent consideration received related to the October 2018 sale of the Texarkana (Texas) rolling mill.

(4)

In the year ended December 31, 2020, Other expenses, net includes a $20 benefit for the reversal of a liability previously established on April 1, 2020 related to a potential indemnification to Howmet Aerospace by Arconic for an outstanding income tax matter in Spain. In November 2020, Howmet Aerospace received a favorable ruling from Spain’s Supreme Court bringing a final conclusion to this matter as this decision may not be appealed any further. As no further income tax payment was required of Howmet Aerospace likewise Arconic no longer has a requirement to perform under the indemnification.

(5)

For periods in which the Company generates net income, the diluted weighted-average number of shares include common share equivalents associated with outstanding employee stock awards. For periods in which the Company generates a net loss, the diluted weighted-average number of shares does not include any common share equivalents as their effect is anti-dilutive.

Arconic Corporation and subsidiaries Consolidated Balance Sheet (unaudited) (dollars in millions)

	December 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$335	$787
Receivables from customers, less allowances of $1 in both 2021 and 2020	922	631
Other receivables	226	128
Inventories	1,630	1,043
Prepaid expenses and other current assets	55	53
Total current assets	3,168	2,642

Properties, plants, and equipment	7,529	7,409
Less: accumulated depreciation and amortization	4,878	4,697
Properties, plants, and equipment, net	2,651	2,712
Goodwill(1)	322	390
Operating lease right-of-use-assets	122	144
Deferred income taxes	229	329
Other noncurrent assets	88	97
Total assets	$6,580	$6,314

LIABILITIES
Current liabilities:
Accounts payable, trade	$1,718	$1,106
Accrued compensation and retirement costs	116	118
Taxes, including income taxes	61	33
Environmental remediation	15	90
Operating lease liabilities	35	36
Other current liabilities	118	90
Total current liabilities	2,063	1,473
Long-term debt(2)	1,594	1,278
Accrued pension benefits(3)	717	1,343
Accrued other postretirement benefits	411	479
Environmental remediation	49	66
Operating lease liabilities	90	111
Deferred income taxes	12	15
Other noncurrent liabilities	85	102
Total liabilities	5,021	4,867

EQUITY
Arconic Corporation stockholders’ equity:
Common stock	1	1
Additional capital	3,368	3,348
Accumulated deficit	(552)	(155)
Treasury stock(4)	(161)	–
Accumulated other comprehensive loss(5)	(1,111)	(1,761)
Total Arconic Corporation stockholders’ equity	1,545	1,433
Noncontrolling interest	14	14
Total equity	1,559	1,447
Total liabilities and equity	$6,580	$6,314

(1)

In the quarter ended December 31, 2021, the Company recognized an impairment charge of $65 (see footnote 1 to the Statement of Consolidated Operations for the quarter ended December 31, 2021 included in this release).

(2)

In March 2021, Arconic issued $300 aggregate principal amount of 6.125% Senior Secured Second-Lien Notes due 2028 at 106.25% of par. In April 2021, the Company used a portion of the net proceeds of this issuance to contribute a total of $250 to its two funded U.S. defined benefit plans (see footnote 3).

(3)

In January 2021, the Company contributed a total of $200 to its two funded U.S. defined benefit pension plans, comprised of the estimated minimum required funding for 2021 of $183 and an additional $17. In April 2021, the Company purchased a group annuity contract to transfer the obligation to pay the remaining retirement benefits of approximately 8,400 participants to an insurance company. On a combined basis, this annuitization resulted in the settlement of $995 in plan obligations and the transfer of $1,007 in plan assets. In connection with this transaction, the Company contributed a total of $250 to these two plans to maintain the funding level of the remaining plan obligations not transferred. This contribution was funded with the net proceeds from a debt offering (see footnote 2). This transaction represents a significant settlement event, and, as a result, the Company was required to complete a remeasurement of these two plans, including an interim actuarial valuation of the plan obligations. The remeasurement of these two plans resulted in a $152 decrease in the Company’s liability, driven by an increase in the weighted-average discount rate used in calculating the plan obligations and higher than expected returns on plan assets. Additionally, these two plans were remeasured three more times during 2021 due to further settlements associated with lump-sum benefit payments (see footnote 3 to the Statement of Consolidated Operations for the year ended December 31, 2021 included in this release) and the required annual remeasurement. These three remeasurements resulted in a net $16 increase in the Company’s liability.

(4)

In May 2021, Arconic announced that its Board of Directors approved a share repurchase program authorizing the Company to repurchase shares of its outstanding common stock up to an aggregate transactional value of $300 over a two-year period expiring April 28, 2023. Since the program’s inception, the Company has repurchased 4,912,505 shares of its common stock under this program.

(5)

In 2021, the Company accelerated the amortization of a portion of the existing combined net actuarial loss associated with the Company’s two funded U.S. defined benefit pension plans due to the settlement of a portion of the Company’s pension plan obligations as a result of the purchase of a group annuity contract (see footnote 3) and elections by certain plan participants to receive lump-sum benefit payments. The impact of this activity on Accumulated other comprehensive loss was a decrease of $450 ($584 before tax impact). The Company recognized the $584 in Restructuring and other charges on its Statement of Consolidated Operations (see footnote 3 to the Statement of Consolidated Operations for the year ended December 31, 2021 included in this release). Additionally, as a result of four remeasurements of these two plans performed in 2021 (see footnote 3), Accumulated other comprehensive loss was reduced by $105 ($136 before tax impact).

Arconic Corporation and subsidiaries Statement of Consolidated Cash Flows (unaudited) (in millions)

	Quarter ended
	December 31,	September 30,	December 31,
	2021	2021	2020
OPERATING ACTIVITIES
Net (loss) income	$(38)	$16	$(64)
Adjustments to reconcile net (loss) income to cash provided from (used for) operations:
Depreciation and amortization	67	61	60
Impairment of goodwill(1)	65	–	–
Deferred income taxes	11	2	(44)
Restructuring and other charges(2)	12	14	127
Net periodic pension benefit cost	13	15	21
Stock-based compensation	7	8	5
Amortization of debt issuance costs	1	1	2
Other	(1)	4	1
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
(Increase) Decrease in receivables	(74)	(60)	15
(Increase) in inventories	(108)	(131)	(132)
Decrease in prepaid expenses and other current assets	6	3	8
Increase in accounts payable, trade	193	65	247
(Decrease) in accrued expenses	(74)	(21)	(64)
Increase in taxes, including income taxes	6	1	24
Pension contributions	(2)	(3)	(227)
(Increase) Decrease in noncurrent assets	(3)	(1)	7
Increase (Decrease) in noncurrent liabilities	15	(16)	2
CASH PROVIDED FROM (USED FOR) OPERATIONS	96	(42)	(12)

FINANCING ACTIVITIES
Repurchases of common stock(3)	(55)	(97)	–
Other	–	(1)	9
CASH (USED FOR) PROVIDED FROM FINANCING ACTIVITIES	(55)	(98)	9

INVESTING ACTIVITIES
Capital expenditures	(61)	(51)	(37)
Proceeds from the sale of assets and businesses	1	–	23
Other	4	–	–
CASH USED FOR INVESTING ACTIVITIES	(56)	(51)	(14)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	1	–	2
Net change in cash and cash equivalents and restricted cash	(14)	(191)	(15)
Cash and cash equivalents and restricted cash at beginning of period(4)	349	540	802
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD(4)	$335	$349	$787

(1)	See footnote 1 to the Statement of Consolidated Operations for the quarter ended December 31, 2021 included in this release.

(2)	See footnote 2 to the Statement of Consolidated Operations for the quarterly periods presented included in this release.

(3)

In May 2021, Arconic announced that its Board of Directors approved a share repurchase program authorizing the Company to repurchase shares of its outstanding common stock up to an aggregate transactional value of $300 over a two-year period expiring April 28, 2023. In the quarters ended December 31, 2021 and September 30, 2021, the Company repurchased 1,803,800 and 2,862,694 shares of its common stock, respectively, under this program.

(4)

Cash and cash equivalents and restricted cash at beginning of period for all periods presented and Cash and cash equivalents and restricted cash at end of period for all periods presented includes Restricted cash of less than $0.03.

Arconic Corporation and subsidiaries Segment Adjusted EBITDA Reconciliation (unaudited) (in millions)

	Quarter ended
	December 31,	September 30,	December 31,
	2021	2021	2020
Total Segment Adjusted EBITDA(1)	$186	$182	$165
Unallocated amounts:
Corporate expenses(2)	(7)	(7)	(9)
Stock-based compensation expense	(7)	(8)	(5)
Metal price lag(3)	11	(21)	3
Provision for depreciation and amortization	(67)	(61)	(60)
Impairment of goodwill(4)	(65)	–	–
Restructuring and other charges(5)	(12)	(14)	(127)
Other(6)	(17)	(3)	(13)
Operating income (loss)	22	68	(46)
Interest expense	(26)	(26)	(21)
Other expenses, net	(15)	(15)	(1)
(Provision) Benefit for income taxes	(19)	(11)	4
Net income attributable to noncontrolling interest	–	–	–
Consolidated net (loss) income attributable to Arconic Corporation	$(38)	$16	$(64)

(1)

Arconic’s profit or loss measure for its reportable segments is Segment Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization). The Company calculates Segment Adjusted EBITDA as Total sales (third-party and intersegment) minus each of (i) Cost of goods sold, (ii) Selling, general administrative, and other expenses, and (iii) Research and development expenses, plus Stock-based compensation expense and Metal price lag (see footnote 3). Arconic’s Segment Adjusted EBITDA may not be comparable to similarly titled measures of other companies’ reportable segments.

Total Segment Adjusted EBITDA is the sum of the respective Segment Adjusted EBITDA for each of the Company’s three reportable segments: Rolled Products, Building and Construction Systems, and Extrusions. This amount is being presented for the sole purpose of reconciling Segment Adjusted EBITDA to the Company’s Consolidated net (loss) income.

(2)	Corporate expenses are composed of general administrative and other expenses of operating the corporate headquarters and other global administrative facilities.
(3)

Metal price lag represents the financial impact of the timing difference between when aluminum prices included in Sales are recognized and when aluminum purchase prices included in Cost of goods sold are realized. This adjustment aims to remove the effect of the volatility in metal prices and the calculation of this impact considers applicable metal hedging transactions.

(4)	See footnote 1 to the Statement of Consolidated Operations for the quarter ended December 31, 2021 included in this release.
(5)	See footnote 2 to the Statement of Consolidated Operations for the quarterly periods presented included in this release.
(6)

Other includes certain items that impact Cost of goods sold and Selling, general administrative, and other expenses on the Company’s Statement of Consolidated Operations that are not included in Segment Adjusted EBITDA, including those described as “Other special items” (see footnote 5 to the reconciliation of Adjusted EBITDA within Calculation of Non-GAAP Financial Measures included in this release).

Arconic Corporation and subsidiaries Calculation of Non-GAAP Financial Measures (unaudited) (in millions)

Adjusted EBITDA	Quarter ended			Year ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2021	2021	2020	2021	2020(1)
Net (loss) income attributable to Arconic Corporation	$(38)	$16	$(64)	$(397)	$(109)

Add:
Net income attributable to noncontrolling interest	–	–	–	–	–
Provision (Benefit) for income taxes	19	11	(4)	(62)	1
Other expenses, net	15	15	1	67	70
Interest expense	26	26	21	100	118
Restructuring and other charges(2)	12	14	127	624	188
Impairment of goodwill(3)	65	–	–	65	–
Provision for depreciation and amortization	67	61	60	253	251
Stock-based compensation	7	8	5	22	23
Metal price lag(4)	(11)	21	(3)	16	27
Other special items(5)	13	(1)	8	24	50

Adjusted EBITDA	$175	$171	$151	$712	$619

Sales	$2,138	$1,890	$1,462	$7,504	$5,675

Adjusted EBITDA Margin	8.2%	9.0%	10.3%	9.5%	10.9%

Arconic’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for the following items: Provision for depreciation and amortization; Stock-based compensation; Metal price lag (see footnote 4); and Other special items. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation and amortization. Special items are composed of restructuring and other charges, discrete income tax items, and other items as deemed appropriate by management. There can be no assurances that additional special items will not occur in future periods. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Arconic’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

(1)

Prior to April 1, 2020, Arconic’s financial statements were prepared on a carve-out basis, as the underlying operations of the Company were previously consolidated as part of Arconic’s former parent company’s financial statements. Accordingly, the Company’s results of operations for the first three months included in the year ended December 31, 2020 were prepared on such basis. The carve-out financial statements of Arconic are not necessarily indicative of the Company’s consolidated results of operations had it been a standalone company during the referenced period. See the Combined Financial Statements included in each of (i) Exhibit 99.1 to the Company’s Form 10 Registration Statement (filed on February 7, 2020), (ii) the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 (filed on March 30, 2020), and (iii) the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2020 (filed on May 18, 2020), for additional information.

(2)	See footnote 2 for the quarterly periods presented and footnote 3 for the annual periods presented to the respective Statement of Consolidated Operations included in this release.

(3)	See footnote 1 for the quarter ended December 31, 2021 and footnote 2 for the year ended December 31, 2021 to the respective Statement of Consolidated Operations included in this release.

(4)

Metal price lag represents the financial impact of the timing difference between when aluminum prices included in Sales are recognized and when aluminum purchase prices included in Cost of goods sold are realized. This adjustment aims to remove the effect of the volatility in metal prices and the calculation of this impact considers applicable metal hedging transactions.

(5)	Other special items include the following:

  for the quarter ended December 31, 2021, costs related to several legal matters, including Grenfell Tower ($4) and other ($2), costs related to both an equipment fire and packaging restart at the Tennessee rolling mill ($5), and other items ($2);
  for the quarter ended September 30, 2021, a partial reversal of a previously established reserve related to the Grasse River environmental remediation matter ($11), costs related to several legal matters ($7), and other items ($3);
  for the quarter ended December 31, 2020, costs related to several legal matters ($5) and other items ($3);
  for the year ended December 31, 2021, costs related to several legal matters, including Grenfell Tower ($8) and other ($13), a partial reversal of a previously established reserve related to the Grasse River environmental remediation matter ($11), costs related to both the packaging restart and an equipment fire at the Tennessee rolling mill ($7), a write-down of inventory related to the idling of both the remaining operations at the Chandler (Arizona) extrusions facility and the casthouse operations at the Lafayette (Indiana) extrusions facility ($4), and other items ($3); and
  for the year ended December 31, 2020, costs related to several legal matters, including Grenfell Tower ($7), a customer settlement ($5), and other ($10), an allocation of costs incurred by Arconic Corporation’s former parent company associated with the April 1, 2020 separation of Arconic Inc. into two standalone publicly-traded companies ($18), a write-down of inventory related to the idling of the casthouse operations at the Chandler (Arizona) extrusions facility ($3), and other items ($7).

Adjusted EBITDA to Adjusted Free Cash Flow Bridge	Quarter ended
	December 31,	September 30,	June 30,	March 31,
	2021	2021	2021	2021
Adjusted EBITDA(1)	$175	$171	$187	$179

Change in working capital(2)	11	(126)	(51)	(230)
Cash payments for:
Environmental remediation	(40)	(23)	(4)	(17)
Pension contributions(3)	(2)	(3)	(252)	(201)
Other postretirement benefits	(10)	(9)	(10)	(10)
Restructuring actions	(4)	(2)	(4)	(5)
Interest	(22)	(28)	(22)	(18)
Income taxes	(10)	(4)	(6)	(6)
Capital expenditures	(61)	(51)	(44)	(28)
Other	(2)	(18)	(5)	14

Free Cash Flow(4)	$35	$(93)	$(211)	$(322)

Add-back cash payments for:
Environmental remediation	40	23	4	17
Pension benefits(5)	4	5	254	203
Other postretirement benefits	10	9	10	10

Adjusted Free Cash Flow(6)	$89	$(56)	$57	$(92)

(1)

Adjusted EBITDA is a non-GAAP financial measure. See the reconciliation of Adjusted EBITDA included in this release for (i) Arconic’s definition of Adjusted EBITDA, (ii) management’s rationale for the presentation of this non-GAAP measure, and (iii) a reconciliation of this non-GAAP measure to the most directly comparable GAAP measure.

(2)	Arconic’s definition of working capital is Receivables plus Inventories less Accounts payable, trade.

(3)

In January 2021, the Company contributed a total of $200 to its two funded U.S. defined benefit pension plans, comprised of the estimated minimum required funding for 2021 of $183 and an additional $17. In April 2021, the Company contributed a total of $250 to its two funded U.S. defined benefit pension plans to maintain the funding level of the remaining plan obligations not transferred under a group annuity contract.

(4)

Arconic’s definition of Free Cash Flow is Cash from operations less capital expenditures. Free Cash Flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures, which are both necessary to maintain and expand the Company’s asset base and expected to generate future cash flows from operations. It is important to note that Free Cash Flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

  4Q 2021: Cash used for operations of $96 less capital expenditures of $61 = free cash flow of $35
  3Q 2021: Cash used for operations of $(42) less capital expenditures of $51 = free cash flow of $(93)
  2Q 2021: Cash used for operations of $(167) less capital expenditures of $44 = free cash flow of $(211)
  1Q 2021: Cash used for operations of $(294) less capital expenditures of $28 = free cash flow of $(322)

(5)	Pension benefits are comprised of contributions to funded defined benefit plans and benefit payments to participants in unfunded defined benefit plans.

(6)

Adjusted Free Cash Flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted Free Cash Flow provides an incremental view of the Company’s cash performance by excluding payments related to legacy liabilities.

Contacts

Investor Contact
Shane Rourke
(412) 315-2984
Investor.Relations@arconic.com

Media Contact
Tracie Gliozzi
(412) 992-2525
Tracie.Gliozzi@arconic.com